                                                                    EXHIBIT 3(i)

                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                            COMMERCIAL METALS COMPANY


         COMMERCIAL METALS COMPANY, a corporation duly organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY:

         THAT the original Certificate of Incorporation of Commercial Metals Company was filed with the Secretary of State of the State of Delaware on the twenty-ninth day of August, 1946, at 10:00 A.M.;

         THAT this Restated Certificate of Incorporation of Commercial Metals Company was duly adopted by the Board of Directors of Commercial Metals Company in accordance with the provisions of Section 245 of the General Corporation Laws of the State of Delaware;

         THAT this Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of Commercial Metals Company as heretofore amended and supplemented; and

         THAT there is no discrepancy between the provisions of the Certificate of Incorporation of Commercial Metals Company as heretofore amended and supplemented and the provisions of this Restated Certificate of Incorporation.

                                  * * * * * * *

         FIRST.  The name of the corporation is COMMERCIAL METALS COMPANY.

         SECOND. Its principal office in the State of Delaware is located at 1209 Orange Street, Corporation Trust Center, Wilmington, Delaware 19801. The name and address of its resident agent is The Corporation Trust Company, 1209 Orange Street, Corporation Trust Center, Wilmington, Delaware 19801.

         THIRD. The nature of the business, or objects of purposes to be transacted, promoted or carried on are:

         To buy, sell and generally deal in and with ferrous and non-ferrous metals.

         To buy and sell goods, wares and merchandise of any description, by wholesale or wholesale and retail.

         To manufacture, buy, sell, import, export, construct, erect, fabricate, treat and generally deal and traffic in and with iron and steel, and the products and by-products thereof of every kind and description; and to manufacture, buy, sell, deal in, and traffic in all or any articles, commodities, devices or things consisting or partly consisting of iron, steel, carbon, tungsten, silicon, manganese, copper, zinc, tin, aluminum, lead and other metals and all alloys or any products and by-products thereof.

         To buy, lease, construct, own, control, operate, and maintain mills, works, and plants for the crushing, sampling, milling, smelting, reduction, and concentration of minerals and metal-bearing ores, and the extraction therefrom of all kinds of metals and mineral products and by-products, on its own account and as factor and agent for others.

         To carry on the business of mining, milling, concentrating, converting, smelting, treating, preparing for market, reducing, buying, selling, and merchandising in iron, steel, and other metals and metallic compounds, coal, coke, charcoal, and other fuels, and all products and by-products of all ores and minerals.

         To engage in the business of fabricating, stamping, pressing, drawing and spinning, heating, treating, annealing, hardening and working of metals and metallic compounds.

         To receive on consignment or commission, and to sell, rent, lease, license the use of, handle, pledge, mortgage or otherwise utilize, prepare for market and market or in any way dispose of any and all of the above mentioned articles of commerce.

         To purchase or otherwise acquire, lease, build, construct, improve, maintain, manage, develop, control, operate, sell or otherwise dispose of, let, license to use, and mortgage, mills, smelters, factories, furnaces, plants, warehouses, shops, buildings, boats, ships, barges and all other works and conveniences necessary or incident to carrying out the objects and purposes of this corporation.

         To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

         To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trade-marks and trade names, relating to or useful in connection with any business of this corporation.

         To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporation, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

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

         To enter into, make and perform contracts of every kind and description with any person, firm, association, corporation, municipality, county, state, body politic or government or colony or dependency thereof.

         To borrow or raise moneys for any of the purposes of the corporation and, from time to time, without limit as to amount to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.

         To buy, sell or otherwise deal in notes, open accounts, and other similar evidences of debt, or to loan money and take notes, open accounts, and other similar evidences of debt as collateral security therefor.

         To purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital except as otherwise permitted by law, and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

         To have one or more offices, to carry on all or any of its operations and business and without restriction or limit as to amount to purchase or otherwise acquire, hold, own, mortgage, sell, convey, or otherwise dispose of real and personal property of every class and description in any of the States, Districts, Territories or Colonies of the United States, and in any and all foreign countries, subject to the laws of such State, District, Territory, Colony or Country.

         In general, to carry on any other business in connection with the foregoing, and to have and exercise all the powers conferred by the laws of Delaware upon corporations formed under the General Corporation Law of the State of Delaware, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do.

         The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in this certificate of incorporation, but the objects and purposes specified in each of the foregoing clauses of this article shall be regarded as independent objects and purposes.

         FOURTH. The aggregate number of shares of capital stock which the corporation shall have authority to issue is Twenty-two Million (22,000,000) of which Twenty Million (20,000,000) shares shall be common stock at the par value of Five Dollars ($5.00) per share and Two Million (2,000,000) shares shall be preferred stock of the par value of the One Dollar ($1.00) per share.

         Shares of Preferred Stock may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by the Board of Directors prior to the issuance of any shares thereof. Each share of any series of Preferred Stock shall be identical with all other shares of such series, except as to the date from which accumulated preferred dividends, if any, shall be cumulative. Each such series shall have such voting powers, if any, and such preferences and relative, participating, optional or other special rights, with such qualifications, limitations or restrictions of such preferences and/or rights as shall be stated in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock, including, but without limiting the generality of the foregoing, the following:

         (a) The rate and times at which, and the terms and conditions on which; dividends on Preferred Stock or series thereof shall be paid;

         (b) The right, if any, of the holders of Preferred Stock or series thereof to convert the same into or exchange the same for, shares of other classes or series of stock of the corporation and the terms and conditions of such conversion or exchange;

         (c) The redemption price or prices and the time or times at which, and the terms and conditions on which, Preferred Stock or series thereof may be redeemed;

         (d) The rights of the holders of Preferred Stock or series thereof upon the voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding-up, of the corporation; and

         (e) The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Preferred Stock or series thereof.

         After the requirements with respect to preferential dividends on the Preferred Stock (fixed in accordance with the provisions of this Article Fourth) shall have been met and after the corporation shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts (fixed in accordance with the provisions of this Article Fourth), then and not otherwise the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.

         After distribution in full of the preferential amount (fixed in accordance with the provisions of this Article Fourth) to be distributed to the holders of Preferred Stock in the event of the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up, of the corporation, the holders of the Common Stock shall be entitled to receive ratably all of the remaining assets of the corporation available for distribution to stockholders.

         Except as may otherwise be required by law, each holder of Common Stock shall have one vote in respect of each share of stock held by him on all matters voted upon by stockholders.

         No holder of stock of any class of the corporation shall be entitled as of right to subscribe for or purchase any shares of stock of any class whether now or hereafter authorized, or any bonds, debentures, or other evidences of indebtedness whether or not convertible into or exchangeable for stock.

         FIFTH. The minimum amount of capital with which the corporation will commence business is One Thousand Dollars ($1,000.00).

         SIXTH. The names and places of residence of the incorporators are as follows:

                  NAMES                     RESIDENCES
                  -----                     ----------
                  Walter Lenz               Wilmington, Delaware
                  S. M. Brown               Wilmington, Delaware
                  H. K. Webb                Wilmington, Delaware

         SEVENTH. The corporation is to have perpetual existence.

         EIGHTH. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

         NINTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

         To make, alter or repeal the by-laws of the corporation.

         To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

         To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

         By resolution or resolutions passed by a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in said resolution or resolutions or in the by-laws of the corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation, and may have power to authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

         When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders' meeting duly called for that purpose, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interests of the corporation.

         TENTH. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them, and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 3883 of the Revised Code of 1915 of said State, or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 43 of the General Corporation Law of the State of Delaware, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said Court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the Court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation as the case may be, and also on this corporation.

         ELEVENTH. Meetings of stockholders may be held without the State of Delaware, if the by-laws so provide. The books of the corporation may be kept (subject to any provisions contained in the statutes) outside of the State of Delaware at such place or places as may be from time to time designated by the Board of Directors or in the by-laws of the corporation.

         TWELFTH. Notwithstanding any other provisions of this Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of capital stock of the corporation entitled to vote generally in the election of directors (hereinafter referred to as the "Voting Stock") required by law or this Restated Certificate of Incorporation, the affirmative vote of the holders of at least 70% of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend, repeal, or adopt any provision inconsistent with Article Fifteenth, Article Sixteenth, Article Seventeenth, or this Article Twelfth; except that an amendment to extend the duration of Article Seventeenth may be adopted by the affirmative vote of the holders of at least a majority of such voting power.

         THIRTEENTH. (a) The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, that in any action brought by or in the right of the corporation, there shall be no indemnification in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or is equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (b) Any indemnification under subarticle (a) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subarticle (a). Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

         (c) Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this Article.

         (d) The indemnification provided for in this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under any by-law, agreement, vote of stockholders, or otherwise.

         FOURTEENTH. To the fullest extent permitted by the Delaware General Corporation Law, as it now exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

         FIFTEENTH. Except as otherwise fixed by or pursuant to the provisions of Article Fourth of the Restated Certificate of Incorporation relating to the rights of the holders of the Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the whole Board of Directors shall be not less than three and shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in the previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). At the Annual Meeting of Stockholders at which this Article is adopted, the directors shall be divided into three classes, designated Class I, Class II and Class III (which at all times shall be as nearly equal in number as possible), with the term of office of Class I directors to expire at the 1990 Annual Meeting of Stockholders, the term of office of Class II directors to expire at the 1991 Annual Meeting of Stockholders, and the term of office of Class III directors to expire at the 1992 Annual Meeting of Stockholders. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

         Subject to the right of the holders of any class or series of Voting Stock then outstanding, any director, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class. Except as may otherwise be provided by law, cause for removal shall be construed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal, has failed to attend twelve consecutive meetings of the Board of Directors, or has been adjudged by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his duty to the corporation in a matter of substantial importance to the corporation, and such adjudication is no longer subject to direct appeal.

         Subject to the rights of the holders of any class or series of the Voting Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires. No decrease in the number of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director.

         Notwithstanding the foregoing, whenever the holders of the Preferred Stock shall have the right to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies, and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article unless expressly provided by such terms.

         SIXTEENTH. Any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing by such stockholders. Special meetings of stockholders of the corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time such resolution is presented to the Board for adoption), by holders of not less than a majority of the voting power of all of the then-outstanding shares of Voting Stock or by The Jacob Feldman and Sara B. Feldman Grantor Trust Dated September 24, 1985 and the trustees of that trust acting solely in their capacities as trustees of that trust (collectively, the "Trust") as long as the Trust is the beneficial owner of ten percent or more of the corporation's Voting Stock.

         SEVENTEENTH. The stockholder vote required to approve any Business Combination (as hereinafter defined) shall be as set forth in this Article Seventeenth.

         (a) (1) Except as otherwise expressly provided in paragraph (b) of this Article Seventeenth:

                  (A) Any merger or consolidation of the corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Stockholder (as hereinafter defined) or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

                  (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $25,000,000 or more; or

                  (C) the issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any Subsidiary to any Interested Stockholder or any affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $25,000,000 or more; or

                  (D) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of any Interested Stockholder or any Affiliate of any Interested Stockholder; or

                  (E) any reclassification of securities (including any reverse stock split) or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder;

shall require the affirmative vote of the holders of at least 70% of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class (it being understood that for purposes of this Article Seventeenth, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article Fourth of this Restated Certificate of Incorporation). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise, and shall be required in addition to any affirmative vote of the holders of any particular class or series of Voting Stock required by law or this Restated Certificate of Incorporation.

            (2) The term "Business Combination" as used in this Article Seventeenth shall mean any transaction which is referred to in any one or more of subsections (A) through (E) of subparagraph (1) of this section (a).

         (b) The provisions of section (a) of this Article Seventeenth shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law, by any other provision of this Restated Certificate of Incorporation or by any agreement with any national securities exchange, if, in the case of a Business Combination that does not involve any cash or other consideration being received by the stockholders of the corporation, solely in their respective capacities as stockholders of the corporation, the condition specified in the following subparagraph (1) is met, or in the case of any other Business Combination, the conditions specified in either of the following subparagraphs (1) or (2) are met:

            (1) The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined), it being understood that this condition shall not be capable of satisfaction unless there is at least one Disinterested Director.

            (2) All of the following conditions shall have been met:

                  (A) The consideration to be received by holders of shares of a particular class of outstanding Voting Stock shall be in cash or in the same form as the Interested Stockholder has paid for shares of such class of Voting Stock within the two-year period ending on and including the date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date"). If, within such two-year period, the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration to be received per share by holders of shares of such class of Voting Stock shall be either cash or the form used to acquire the larger number of shares of such class of Voting Stock acquired by the Interested Stockholder within such two-year period.

                  (B) The aggregate amount of (x) the cash and (y) the Fair Market Value, as of the date (the "Consummation Date") of the consummation of the Business Combination, of the consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following (it being intended that the requirements of this subparagraph (2)(B) shall be required to be met with respect to all shares of Common Stock outstanding whether or not the Interested Stockholder has previously acquired any shares of Common Stock):

                           (i) (if applicable) the highest per share price
(including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the date of the first public announcement of the proposal of the Business Combination (the "Announcement Date") or in the transaction in which it became an Interested Stockholder, whichever is higher, plus interest compounded annually from the Determination Date through the Consummation Date at the prime rate of interest of Citibank, N.A. (or such other bank as may be selected by the Disinterested Directors), in effect from time to time, less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid in other than cash, on each share of Common Stock from the Determination Date through the Consummation Date, in an amount up to but not exceeding the amount of interest so payable per share of Common Stock; or

                           (ii) The Fair Market Value per share of Common Stock
on the Announcement Date.

                  (C) The aggregate amount of (x) the cash and (y) the Fair Market Value, as of the Consummation Date, of the consideration other than cash to be received per share by holders of shares of any class, other than Common Stock, of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this subparagraph (2)(C) shall be required to be met with respect to every such class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

                           (i) (if applicable) the highest per share price
(including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested

Stockholder for any shares of such class of Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date or in the transaction in which it became an Interested Stockholder, whichever is higher, plus interest compounded annually from the Determination Date through the Consummation Date at the prime rate of interest of Citibank, N.A. (or such other bank as may be selected by the Disinterested Directors), in effect from time to time, less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid in other than cash, on each share of such class of Voting Stock from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of interest so payable per share of such class of Voting Stock; or

                           (ii) the Fair Market Value per share of such class of
Voting Stock on the Announcement Date; or

                           (iii) the highest preferential amount per share to
which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation.

                  (D) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (x) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock; (y) there shall have been (i) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (ii) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (z) such Interested Stockholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder's becoming an Interested Stockholder.

                  (E) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder of the corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages, provided by the corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

                  (F) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all stockholders of the corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

         (c) For the purposes of this Article Seventeenth:

            (1) A "person" shall mean any individual, firm, corporation or other entity.


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


            (2) "Interested Stockholder" shall mean any person (other than the corporation or any Subsidiary) who or which:

                  (A) is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or

                  (B) is an Affiliate of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding Voting Stock; or

                  (C) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.;

provided that the Trust shall not be an Interested Stockholder until such time as the Trust shall become the beneficial owner of any shares of Voting Stock in addition to the shares of Voting Stock of which it was the beneficial owner on January 26, 1989; provided further that the Trust shall not become an Interested Stockholder solely as a result of action taken solely by the corporation that benefits all holders of Voting Stock pro rata based on their ownership of Voting Stock.

            (3) A person shall be a "beneficial owner" of any Voting Stock:

                  (A) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

                  (B) which such person or any of its Affiliates or Associates has (x) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (y) the right to vote pursuant to any agreement, arrangement or understanding; or

                  (C) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

            (4) For the purposes of determining whether a person is an Interested Stockholder pursuant to subparagraph (2) of this paragraph (c), the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of subparagraph (3) of this paragraph (c), but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

            (5) "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1989.


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

            (6) "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in subparagraph (2) of this paragraph (c), the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the corporation.

            (7) "Disinterested Director" means any member of the Board of Directors of the corporation (the "Board") who is unaffiliated with the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board.

            (8) "Fair Market Value" means: (x) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange - Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System, or if such stock is not quoted on the National Market System, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith; and (y) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.

            (9) In the event of any Business Combination in which the corporation survives, the phrase "consideration other than cash to be received" as used in subparagraphs (2)(A) and (2)(C) of paragraph (b) of this Article Seventeenth shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

         (d) A majority of the total number of Disinterested Directors (whether or not there exist any vacancies in previously authorized directorships at the time any such determination as is hereinafter in this paragraph (d) specified is to be made by the Board) shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article Seventeenth, including, without limitation, (1) whether a person is an Interested Stockholder, (2) the number of shares of Voting Stock beneficially owned by any person, (3) whether a person is an Affiliate or Associate of another, (4) whether the applicable conditions set forth in subparagraph (2) of paragraph (b) have been met with respect to any Business Combination, and (5) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $25,000,000 or more.

         (e) Nothing contained in this Article Seventeenth shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

         (f) Unless extended pursuant to Article Twelfth of this Restated Certificate of Incorporation, the provisions of this Article Seventeenth shall expire and no longer be of any effect after 12 noon Central time on January 27, 1994.

         IN WITNESS WHEREOF, the said Commercial Metals Company has caused this Restated Certificate of Incorporation of Commercial Metals Company to be signed by Stanley A. Rabin, its President, and attested by David M. Sudbury, its Secretary, on this 2nd day of March, 1989.

                                             COMMERCIAL METALS COMPANY


                                             /s/ Stanley A. Rabin
                                             ---------------------------------
                                             Stanley A. Rabin
                                             President

ATTEST:


/s/ David M. Sudbury
--------------------------------------
David M. Sudbury
Secretary



STATE OF TEXAS

COUNTY OF DALLAS

         BE IT REMEMBERED that on this 2nd day of March, 1989, personally came before me, a Notary Public in and for the State of Texas and County of Dallas, Stanley A. Rabin, President of Commercial Metals Company, a corporation duly organized and existing under the laws of the State of Delaware, and he duly executed the Restated Certificate of Incorporation of Commercial Metals Company before me and acknowledged that the said certificate be his act and deed of the said corporation and the facts stated therein are true, that the seal affixed to the said certificate and attested by the Secretary of the said corporation is the common or corporate seal of the said corporation.

         IN WITNESS WHEREOF, I have hereunto set my hand and seal of office the day and year aforesaid.

                                      [illegible]
                                      -------------------------
                                      NOTARY PUBLIC in and for
                                      Dallas County, Texas

                                      My Commission Expires: December 5, 1990
                                                             ----------------



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